Exhibit 99.1

CONTACT:
Media Relations	Investor Relations
Alan Bernheimer	Jenifer Kirtland
Maxtor Corporation	Maxtor Corporation
408-894-4233	408-324-7056
alan_bernheimer@maxtor.com	jenifer_kirtland@maxtor.com

MAXTOR CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

MILPITAS, Calif., May 4, 2005 — Maxtor Corporation (NYSE: MXO) today announced its financial results for the first quarter ended April 2, 2005. Revenue for the quarter was $1.070 billion. The Company reported a net loss in the first quarter of 2005 of $24.2 million, or $(0.10) per share. Included in the net loss were a $4.9 million charge related to the termination of the Company’s 2.5-inch drive program and $13.9 million in severance-related charges associated with the reduction in force in the U.S. and in Singapore. In the first quarter of 2004, revenue totaled $1.020 billion. Net income was $8.9 million, or $0.03 per diluted share.

“The first quarter reflected strength in our strategic SCSI and branded products markets, augmented by a favorable industry environment,” said Dr. C.S. Park, chairman and chief executive officer of Maxtor. “Supply and demand remained in good balance in the desktop market throughout the quarter and demand in the enterprise market was extremely strong, resulting in relatively stable prices. Compared with the updated guidance we gave in early March, we achieved better than anticipated results.”

Drive shipments in the first quarter totaled 14.2 million. Desktop drives represented 13.4 million of the total, including 1,029,000 shipped to consumer electronics OEMs. SCSI drive shipments totaled 772,000. The average selling price increased $5 to $75 in the first quarter compared with $70 in the fourth quarter. The gross profit margin increased to 10.5% in the first quarter from 8.1% in the fourth quarter.

“We were pleased with the progress we made during the first quarter of our turnaround plan,” continued Dr. Park. “We continue our focus on new product development and are on track to deliver new, competitive products scheduled for the second half of 2005 and into 2006. The manufacturing transition of one and two-platter desktop drives to China is going well and we are hitting our target timeframe. We are close to a plan to move the majority of our MMC media operation to Asia. Finally, we have been working aggressively to improve manufacturing process efficiencies and to reduce the costs associated with warranty and freight.”

Restatement Relating to Lease Accounting Entries

In connection with the preparation of the Company’s interim financial statements for the quarter ended April 2, 2005, the Company’s accounting and finance staff, in reviewing certain complex, non-routine transactions in remediation of the material weakness in internal controls over financial reporting as of December 25, 2004, determined that certain lease accounting entries originally recorded in April 2001 were in error. The liabilities for certain unfavorable leases assumed in connection with the Company’s acquisition of Quantum Corporation’s HDD business in April 2001 had been understated following the closing date due to an improperly calculated net present value of the lease differential for the unfavorable leases. As a result of this error, the Company’s net income was overstated and other liabilities were understated by $1.7 million in fiscal 2001, $814 thousand in fiscal 2002, $587 thousand in fiscal 2003 and $364 thousand in fiscal 2004. In addition, the Company determined as part of a related review that the straight line expense method was not employed in accounting for a lease the Company commenced in April 2001 unrelated to the Quantum HDD transaction. As a result of this error, the Company’s net income was overstated and other liabilities were understated by $879 thousand in fiscal 2001, $1.0 million in fiscal 2002, $744 thousand in fiscal 2003 and $580 thousand in fiscal 2004.

The cumulative impact of the adjustments is $6.7 million. The adjustments are not material to any individual prior year; however under relevant Securities and Exchange Commission accounting interpretations, a restatement of the financial statements for such prior periods to correct immaterial misstatements therein is required if the aggregate correcting adjustment related to such errors would be material to the financial statements of the current fiscal period. Accordingly, Maxtor will file a Form 10-K/A for the year ended December 25, 2004 restating its financial statements for the years ended December 28, 2002, December 27, 2003 and December 25, 2004 to reflect these corrections.

About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

The Company’s results are subject to risks and uncertainties which could materially affect its results, including, but not limited to, market demand for hard disk drives, qualification of the Company’s products, market acceptance of its products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2004. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call
Maxtor has scheduled a conference call for analysts and investors today, May 4, 2005, at 2:00 p.m. PT to discuss the first quarter 2005 results. Financial information to be discussed on the call will be available on the Company’s website immediately prior to the commencement of the call. The dial-in number for the live call is (800) 374-1806. The call will be webcast on the Company’s site at www.maxtor.com. There will be a replay available shortly following the call through May 11, 2005. The dial-in number for the replay is (800) 642-1687 or (706) 645-9291, access code: 5418024.

MAXTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
		Restated
	April 2,	March 27,
	2005	2004
Net revenues	$1,069,601	$1,019,688
Cost of revenues	957,232	864,625

Gross profit	112,369	155,063
Operating expenses:
Research and development	78,551	84,938
Selling, general and administrative	37,302	32,614
Amortization of intangible assets	217	20,836
Restructuring charge	13,854	—

Total operating expenses	129,924	138,388

Income (loss) from operations	(17,555)	16,675
Interest expense	(8,401)	(8,832)
Interest income	2,356	1,288
Other gain (loss)	(268)	38

Income (loss) before income taxes	(23,868)	9,169
Provision for income taxes	328	274

Net income (loss)	$(24,196)	$8,895

Net income (loss) per share — basic	$(0.10)	$0.04
Net income (loss) per share — diluted	$(0.10)	$0.03
Shares used in per share calculation
— basic	251,595,181	246,590,255
— diluted	251,595,181	256,960,154

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

		Restated
	April 2,	December 25,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$375,607	$378,065
Restricted cash	15,033	24,561
Marketable securities	89,205	103,969
Restricted marketable securities	—	—
Accounts receivable, net	459,124	466,366
Inventories	226,993	229,410
Prepaid expenses and other	31,391	36,336

Total current assets	1,197,353	1,238,707
Property, plant and equipment, net	338,252	347,934
Goodwill and other intangible assets, net	497,427	497,644
Other assets	11,981	30,168

Total assets	$2,045,013	$2,114,453

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings, including current portion of long-term debt	$72,469	$82,561
Accounts payable	629,208	674,947
Accrued and other liabilities	346,494	332,537

Total current liabilities	1,048,171	1,090,045
Long-term debt, net of current portion	363,963	382,570
Other liabilities	71,425	65,104

Total liabilities	1,483,559	1,537,719
Total stockholders’ equity	561,454	576,734

Total liabilities and stockholders’ equity	$2,045,013	$2,114,453